LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”), effective as of April 1, 2005 (the “Effective Date”), is made and entered into by and between Clearant, Inc., a California corporation with a principal place of business at 11111 Santa Monica Blvd., Suite 650, Los Angeles, California 90025 (“Licensor”), and TriStar Bioventures International, a Washington corporation with a principal place of business at 1505 Gilman Blvd. NW, Suite #4A, Issaquah, WA 98027 (“Licensee”).

WHEREAS, Licensor has developed and acquired, and continues to develop and acquire, technologies related to irradiation and inactivation of pathogenic organisms in products, including without limitation the application of ionizing radiation under various circumstances, including without limitation conditions, environments, and the presence of various chemical stabilizers (the “Clearant Process”);

WHEREAS, in connection with the purposes and goals of this Agreement, Licensor desires and intends to license certain technology to Licensee, to keep Licensee informed as to such matters as they impact Licensee’s business and this Agreement, and to otherwise work toward the purposes and goals reflected in this Agreement;

WHEREAS, in connection with the purposes and goals of this Agreement, Licensee desires and intends to license certain technology from Licensor, to use best efforts in seeking governmental approvals and commercializing and fully developing markets for certain products manufactured using the licensed technology, to keep Licensor informed as to such matters as they impact Licensor’s business and this Agreement, and to otherwise work toward the purposes and goals reflected in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1 — DEFINITIONS

1.1 The term “Allowed Product(s)” shall mean any material or product set forth in Schedule 1, the manufacture, use, and/or sale of which is covered by, incorporates, involves, or derives from, in whole or in part, the Technology.

1.2 The term “Asian Party” shall mean an entity whose primary center of business operations is physically located within the Territory, or that is a wholly-owned subsidiary of an entity whose headquarters and primary center of business operations are physically located within the Territory, or if a person, a person who is both a citizen and a resident of one or more of the countries in the Territory. Notwithstanding anything else in this Agreement, the term “Asian Party” shall not include any entity formed in, or person or entity relocated to, the Territory for the purpose of doing business with Licensee or attempting to qualify as an Asian Party under this Agreement unless such entity is an Affiliate of Licensee. An Asian Party with an established or reasonably pending relationship with Licensee that, for reasons unrelated to the relationship with Licensee, becomes a Non-Asian Party shall nevertheless be deemed solely an Asian Party for purposes of this Agreement. Notwithstanding anything else in this Agreement, CSL Limited and its subsidiaries and affiliated entities (including without limitation all companies in the CSL Group) are deemed to be solely Non-Asian Parties, and not Asian Parties. For purposes of this definition, “Affiliate of Licensee” shall mean an entity formed in the Territory for the purpose of doing business with Licensee as an Asian Party solely in the Territory that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Licensee: where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity.

1.3 The term “Clearant Know-how” shall mean any and all information and intellectual property (other than trademarks, service marks, and other designations of source) relating to the irradiation of products and/or the Clearant Process, including but not limited to the use of various chemical stabilizers, formulation modifications, specifications, circumstances, environments, and/or conditions in connection with which or under which the Clearant Process may be carried out, and/or any improvements thereto.

1.4 An Allowed Product has been “Commercialized” (and “Commercialization” has occurred) when the Licensee first receives revenue for the Allowed Product. Licensee represents and warrants that it shall not offer for sale any Allowed Product until the Clearant Process has been successfully transferred, in a commercially reasonable manner, to Licensee with respect to the Allowed Product, unless the parties otherwise mutually agree in writing.

1.5 The term “Confidential Information” shall mean (i) Clearant Know-how; (ii) Technology (other than issued patents); (iii) the studies, and the results and reports thereof, performed or provided by Licensor and/or Licensee under this Agreement, (iv) any information exchanged by the parties hereunder that the disclosing party expressly designates as confidential at or before the time of disclosure; and (v) any financial terms of this Agreement.

1.6 The term “Fair Market Value” shall mean, with respect to Licensee, the greater of the following:

(a) the amount offered by an independent investor, with verified funds available, willing to purchase a Controlling Interest in Licensee; and

(b) the fair market value of the business taking into account, as applicable, Licensee as a going concern, tangible and intangible assets, research and development and expected income stream, as determined by the independent investment banks in the following process: Licensor shall select one investment bank having more than twenty full-time employees (“Investment Bank A”) to determine the fair market value of Licensee. Should Licensee disagree with the fair market value determined by Investment Bank A, Licensee may select a second investment bank having more than twenty full-time employees (“Investment Bank B”) to determine the fair market value of Licensee in consultation with Investment Bank A. If Investment Bank B determines a lower value than, or the same value as, Investment Bank A, then the value determined by Investment Bank A shall be the fair market value determined by this process; otherwise, Investment Bank A and Investment Bank B shall jointly select a third investment bank having more than twenty full-time employees (“Investment Bank C”) to determine the value of Licensee in consultation with Investment Bank A and Investment Bank B. The fair market value determined by this process shall be whichever of the values of Investment Bank A, Investment Bank B, and Investment Bank C falls between the other two, or if two values are the same, then that value shall be the fair market value determined by this process.

For purposes of this Section 1.6 and Section 6.1, the term “Controlling Interest” means at least 51% of the voting interest of Licensee if Licensee is private at the time, or at least 38% of the voting interest of Licensee if Licensee is public at the time.

1.7 The term “Gross Revenues” shall mean all receipts, payments, or consideration of any kind, whether monetary or otherwise, before any deductions, from any customer of Licensee or Affiliate and/or any customer of any of Licensee’s or Affiliate’s subsidiaries, distributors, sublicensees, or joint venturers, resulting or derived from any use of the Clearant Process. For purposes of this Section 1.7, “use of the Clearant Process” shall mean any act or use of the Technology, in whole or in part, that would be an infringing or otherwise impermissible act or use but for the license in Section 3.1 (or any sublicense thereof); any sublicense of any rights in Section 3.1; and any sale, distribution, or other transfer of any Allowed Product.

1.8 The term “Non-Asian Party” shall mean any person or entity that is not an Asian Party. A Non-Asian Party with an established or reasonably pending relationship with Licensor that, for reasons unrelated to the relationship with Licensor, becomes an Asian Party shall nevertheless be deemed solely a Non-Asian Party for purposes of this Agreement.

1.9 The term “Technology” shall mean the patents and patent applications (including any divisions, continuations, or continuations-in-part thereof, any patents that may issue from such patent applications, any reissues, extensions, or reexaminations of such patents, and any foreign counterparts worldwide of such patents or patent applications) listed on Schedule 2 hereto; and any and all unpatented inventions (whether patentable or nonpatentable), copyrights, Clearant Know-how, trade secrets, tangible research property, technical data, and other information and intellectual property owned by Licensor, or licensed by Licensor from third parties, including later-developed intellectual property identified in Section 7.1, that is necessary to use or practice the Clearant Process in connection with the manufacture and/or sale of Allowed Products. Notwithstanding the foregoing, “Technology” shall not include any claims in continuation-in-part patent applications (including all divisions and continuations of these continuations-in-part), patents issuing from continuations-in-part (including reissues, reexaminations, and extensions of such patents) and/or international counterparts thereof to the extent that such claims are directed to new matter that is not the subject matter of those patents and patent applications listed in Schedule 2. Licensor shall be obligated to amend Schedule 2 from time to time to add additional patents and/or patent applications in which it then has an interest that it determines are necessary for Licensee to make or sell Allowed Products, provided, however, that patents and/or patent applications that are not related to the actual inactivation of pathogens as contemplated by the Technology, as of the date hereof, may not be included. By way of example, but not limitation, technology dealing with Polymerase Chain Reaction (PCR) testing on treated allografts would be outside of “related to the actual inactivation of pathogens”.

Any claim of an issued patent or claim of a patent application within that has been (i) cancelled, except in response to a restriction requirement, (ii) disclaimed by Licensor, or (iii) determined to be invalid or unenforceable by a court or administrative agency of competent jurisdiction and such determination is final or is upheld on appeal, or that has expired, shall not be considered to be within the Technology effective as of the date of such cancellation, disclaimer, final determination, or expiration. Any such cancellation, disclaimer, final determination, or expiration shall not terminate or otherwise impair this Agreement.

1.10 The term “Territory” shall mean the geographical area comprising the countries that are currently (as of the Effective Date) known as: Japan, China, Taiwan, Hong Kong, Singapore, India, Pakistan, South Korea, North Korea, Laos, Sri Lanka, Myanmar, Cambodia, Vietnam, Thailand, Philippines, Malaysia, Indonesia, Australia, and New Zealand.

1.11 The term “Total Cost” with respect to a party’s product development with an entity shall mean all non-reimbursable and non-recoverable costs actually incurred and paid by that party directly related to Commercializing Allowed Products with that entity, as shown by written receipts and contemporaneously-kept time records showing work directly relating to Commercializing Allowed Products with the entity. Total Cost shall not include overhead costs of the party that would have been incurred by the party even if the party had not Commercialized or attempted to Commercialize Allowed Products with the entity.

1.12 The term “Trademarks” shall mean, individually and collectively, the marks, names, logos, and/or graphics set forth in Schedule 3 hereto, and any additional marks, names, logos, and/or graphics that Licensor may develop and approve in writing for use by Licensee.

1.13 As used throughout this Agreement, the term “sublicense” shall include sublicenses of sublicenses, and the term “sublicensees” shall include sublicensees of sublicensees.

1.14 As used in Section 12.5, a “Cure” shall mean a reasonable mechanism of correcting sales of Allowed Products that fail to meet the Quality Standards that is approved by Licensor in its sole discretion. Such a mechanism may involve Licensee stopping application of Clearant Technology on the offending Allowed Product(s) and any related Allowed Product(s), terminating any agreements with third parties at least as to the offending Allowed Product(s) and any related Allowed Product(s), and recalling previously distributed offending Allowed Product(s) and any related Allowed Product(s) (collectively, a “Cessation Cure”). Within two (2) days after Licensor receives written notice from Licensee of a violation of the Quality Standards, the Relationship and Technical Managers of the Licensee and Licensor will, in good faith, collaborate on determining a Cure protocol. A successful Cessation Cure is deemed to be a Cure approved by Licensor.

ARTICLE 2 – COLLABORATION AND RELATIONSHIP MANAGEMENT

2.1. To facilitate Licensee’s gaining familiarity with respect to the Technology licensed hereunder and to try to anticipate and/or resolve any disputes or differences that may arise under or in connection with this Agreement and/or the parties’ collaboration, the parties shall implement and follow the following relationship management structure:

(a) Each party shall designate a Relationship Manager with respect to this Agreement. The Relationship Manager shall be a senior manager or officer of the designating party familiar with the strategy of the company and of this Agreement. The Relationship Managers shall be responsible for the day-to-day supervision of the parties’ relationship and the obligations of the parties hereunder. The Relationship Managers shall meet in person at least once per calendar quarter, and by telephone at least once per calendar month, to accomplish at least the following: (i) review progress of the matters covered by this Agreement, and in particular the development of any Allowed Products and/or sublicensing of the Technology, (ii) outline key actions and strategies in furtherance of the parties’ relationship, (iii) attempt to resolve any issues that have arisen, or are foreseen as possibly arising, in connection with the performance of this Agreement, and (iv) discuss possible public statements about the matters covered in this Agreement. The frequency of the in-person and telephone meetings set forth herein may be changed by mutual agreement of the Relationship Managers, and it is contemplated that fewer such meetings and phone calls will be necessary as the parties’ relationship, and Licensee’s familiarity with the Technology, progress.

(b) Each party shall designate a Technical Manager with respect to this Agreement. The Technical Manager shall be a senior technology manager or officer familiar with the Technology, the strategy of the company, and this Agreement. The Technical Managers shall meet in person at least once per calendar quarter, and by telephone at least once per calendar month, to accomplish at least the following: (i) to review progress of the matters covered by this Agreement and (ii) to address and attempt to resolve any issues that have arisen, or are foreseen as possibly arising, in connection with the Technology. The frequency of the in-person and telephone meetings set forth herein may be changed by mutual agreement of the Technical Managers, and it is contemplated that fewer such meetings and phone calls will be necessary as the parties’ relationship, and Licensee’s familiarity with the Technology, progress. At least once per calendar year during a meeting of the Relationship Managers, Licensor shall update Licensee with information pertaining to upcoming patents and patent strategy related to Allowed Products.

(c) The parties’ initial, respective Relationship Managers and Technical Managers are set forth in Schedule 4 to this Agreement. Each party may change its designees from time to time by giving notice to the other party; however, absent exigent circumstances, each party may do this not more often than once every two calendar quarters.

2.2 Licensor will use best efforts in connection with its research relating to refining the applicable Technology, keeping Licensee informed as to research and technology matters as they impact Licensee’s business and this Agreement, and supporting the transfer of technical information and materials to Licensee, provided that Licensor shall not be so obligated to the extent Licensor is under a written confidentiality agreement that would prohibit such or such is commercially unreasonable. In carrying out the purposes and goals of this Agreement and furthering the parties’ relationship hereunder, Licensee will use best efforts in connection with its research relating to refining the applicable Technology, supporting the transfer of technical information and materials to Licensee, seeking governmental approvals (as applicable), Commercializing and fully developing markets for Allowed Products, and keeping Licensor informed as to such matters and any relevant research results or information as they impact Licensor’s business and this Agreement. The parties intend and expect that each will use best efforts in carrying out their obligations hereunder, and that they will make substantial use of the relationship management structure set forth in Section 2.1 to increase the efficiency, effectiveness, and timeliness with which they carry out such obligations and keep each other timely informed of relevant developments and information.

2.3 (a) If any dispute between the parties arises under this Agreement, a lawsuit in which the complaining party does not in good faith seek a temporary restraining order or preliminary injunction shall not be filed unless and until the parties have complied with the following informal dispute resolution process:

(i) One party sends written notice to the other that it is invoking the informal dispute resolution process of this Section 2.3 and setting forth in reasonable detail the nature of the dispute (the “Notice of Dispute”);

(ii) The Relationship Managers (or other mutually agreeable persons) of the parties shall attempt to resolve the dispute for 45 days after the Notice of Dispute;

(iii) If the Relationship Managers (or other mutually agreeable persons) are unable to resolve the dispute within 45 days after the Notice of Dispute; the parties’ respective CEO’s (or other executives acting as their designees) shall attempt to resolve the dispute for an additional 45 days;

(iv) If the parties’ respective CEO’s (or other executives acting as their designees) are unable to resolve the dispute within the additional 45 days, a lawsuit regarding matters reasonably identified in the Notice of Dispute may thereafter be filed.

(b) If the complaining party in good faith seeks a preliminary injunction, but not a temporary restraining order, the process of Section 2.3(a)(i)-(iv) applies except that the periods during which the Relationship Managers and the CEO’s (or other executives acting as their designees) attempt to resolve the dispute shall be reduced from 45 days to 5 days.

(c) If the complaining party in good faith seeks a temporary restraining order, the process of Section 2.3(a)(i)-(iv) shall not apply.

(d) If a court determines that the complaining party sought a temporary retraining order or preliminary injunction without arguable grounds and for the purpose of avoiding the dispute resolution procedures of Section 2.3, the court shall award reasonable attorneys fees and costs to the other party.

ARTICLE 3 — LICENSE GRANT

3.1 Subject to all other terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, non-transferable right and license under and to the Technology to use the Technology in the Territory during the Term to manufacture and process Allowed Products in the Territory during the Term, which Allowed Products may be non-exclusively promoted, marketed, offered for sale, sold, imported and exported worldwide (except not to or in Mexico with respect to tissues) subject to all applicable laws and regulations.

3.2 The license in Section 3.1 is sublicensable to Asian Parties subject to the written approval of Licensor, which approval shall not be unreasonably withheld, and such sublicenses are further sublicensable to other Asian Parties subject to the written approval of Licensor, which approval shall not be unreasonably withheld. Notwithstanding anything else in this Agreement, Licensor shall at all times retain discretion for qualitative and quantitative considerations to protect its brands, economics, business, and intellectual property.

3.3 If Licensee is approached for business by a Non-Asian Party’s operating subsidiary or venture located in the Territory for a relationship with Licensee for manufacturing and/or processing inside the Territory and sales in whole or part outside the Territory, Licensee must first refer this entity to Licensor. If Licensor chooses not to pursue this entity, Licensee, after receiving written permission from Licensor which shall not be unreasonably withheld, may then pursue and enter into such an agreement with this entity. In this event, if Licensor pays to Licensee 200% of the Total Cost expended or incurred by Licensee in product development with such entity, then Licensor shall receive 100% of the revenues from sales outside the Territory thereafter.

3.4 Subject to all other terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable, non-sublicensable right and license under and to the Technology to use the Technology during the Term for the purpose of developing enhancements to the Technology. Licensor shall be the sole owner of any and all improvements or enhancements to the Technology, and Licensee shall promptly report to Licensor the results of any and all enhancements, improvements, and other research and development relating to the Technology.

3.5 Notwithstanding anything else in this Agreement, Licensor retains and has an unlimited right to enter into license agreements for worldwide sales, manufacture, processing, and any and all other activities with any Non-Asian Party.

3.6 If Licensor is approached for business by an Asian Party’s operating subsidiary or venture located outside the Territory for a relationship with Licensor for manufacturing and/or processing inside the territory and sales in whole or part outside the Territory, Licensor must first refer this entity to Licensee. If Licensee chooses not to pursue this entity, Licensor, after receiving written permission from Licensee which shall not be unreasonably withheld, may then pursue and enter into such an agreement with this entity. In this event, if Licensee pays to Licensor 200% of the Total Cost expended or incurred by Licensor in product development with such entity, then Licensee shall receive 100% of the revenues from sales inside the Territory thereafter.

3.7 Licensee shall not during the Term pursue Technology-related business with any Non-Asian Party or provide any incentive to any Non-Asian Party to become or attempt to become an Asian Party. Licensor shall not, and shall contractually require that any future licensees of the Technology shall not, during the Term pursue any Technology-related business with any Asian Party or provide any incentive to any Asian Party to become or attempt to become a Non-Asian Party.

3.8 Subject to all other terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable, and royalty-free right and license to use the Trademarks solely in conjunction with the marketing, sale, and distribution of Allowed Products authorized by this Agreement and compliant with the Quality Standards set forth in Section 3.8(d). In connection with such license and this Agreement:

(a) Licensee acknowledges Licensor’s sole ownership of the Trademarks, and all associated goodwill, and that Licensor retains all right, title, and interest in and to the Trademarks and associated goodwill. All goodwill arising from use of the Trademarks shall inure solely to the benefit of Licensor. As between Licensor and Licensee, registration and any other form of protection for the Trademarks shall only be obtained by Licensor according to Licensor’s sole discretion;

(b) Licensee shall not use the Trademarks in a manner that will diminish or otherwise damage Licensor’s reputation or goodwill in the Trademarks. Licensee shall not adopt, use, or register any corporate name, trade name, trademark, domain name, service mark or certification mark, or other designation confusingly similar to the Trademarks;

(c) Licensee shall take all steps and provide all materials, cooperation and assistance, reasonably required to assist Licensor in maintaining and enforcing the Trademarks. Licensee shall notify Licensor of (i) any actual or suspected infringement or misuse of the Trademarks by a third party, (ii) any information that may adversely affect the Trademarks, and/or (iii) any challenge to the Trademarks. Licensor shall have the sole right to, and in its sole discretion may, initiate and/or control any action or proceeding concerning the Trademarks. In the event of any third-party challenge to Licensor’s right to use the Trademarks, Licensor has the right to require Licensee to refrain from using any of the Trademarks subject to the challenge;

(d) Licensee warrants that all Allowed Products marketed, sold, or distributed in connection with the Trademarks under the license set forth in Section 3.1 shall: (i) meet or exceed standards of quality and performance generally accepted in the industry, (ii) meet or exceed standards of quality and interpretations of any applicable self-governing or regulating organizations, and (iii) comply with all applicable laws, rules, and regulations (collectively (i), (ii), and (iii) are the “Quality Standards”). Licensee shall use the Trademarks solely in connection with Allowed Products that meet the Quality Standards; and

(e) Licensee shall cooperate with Licensor to facilitate periodic review of Licensee’s and any sublicensee’s use of the Trademarks and compliance with the Quality Standards. Licensee shall within five (5) days notify Licensor in writing the details of any violation of the Quality Standards that Licensee becomes aware of. Licensee shall correct and remedy any deficiencies in its use of the Trademarks or brand image of Licensor and/or its conformance to the Quality Standards within ten (10) days after Licensee becomes aware (through notice or otherwise) of any such deficiencies. Licensee’s failure to do so shall entitle Licensor to terminate the license set forth in Section 3.8 immediately upon written notice.

3.9 The license in Section 3.8 is sublicensable to parties validly sublicensed by Licensee (or its sublicensees) to sell Allowed Products, subject to the written approval of Licensor, which approval shall not be unreasonably withheld. Notwithstanding anything else in this Agreement, Licensor shall at all times retain discretion for qualitative and quantitative considerations to protect its brands, economics, business, and intellectual property.

3.10 If Licensor delivers to Licensee standard operating procedures or other specifications with respect to the Technology or any product, Licensee shall follow such standard operating procedures or specifications, and any Licensee changes to or departures from the standard operating procedures or other specifications shall only be made after prior written approval by Licensor, in its sole discretion, is received by Licensee. In addition, any and all improvements or further fields of use of the licensed Technology shall immediately be reported in writing by Licensee to the Licensor prior to any application or testing of such for Licensor’s written approval. Further, if any additional testing, as Licensor determines in its sole discretion, is required to understand the effect of any such Licensee requested change to or departure from the standard operating procedures or other specifications, an Allowed Product, or otherwise, Licensor shall be allowed to conduct any and all testing it shall determine is appropriate prior to approving of any such change or departure.

3.11 Notwithstanding anything else in this Agreement, Licensee shall not pursue or enter into any business agreement or relationship with CSL Limited or any of its subsidiaries or affiliated entities (including without limitation any of the companies in the CSL Group). Notwithstanding anything else in this Agreement, Licensor is free to enter into any business agreement or relationship with CSL Limited or any of its subsidiaries or affiliated entities (including without limitation any of the companies in the CSL Group), regardless of the agreement’s or relationship’s or entity’s connection with the Territory and regardless of any exclusivity of any license to Licensee.

ARTICLE 4 — LICENSEE PAYMENTS AND OBLIGATIONS

4.1 (a) In consideration for the access to and use of the Technology, Licensee shall pay Licensor non-recoupable, non-refundable payments totaling $5,000,000 as follows:

Timing	Amount

by October 31, 2005	$500,000

by January 31, 2006	$1,000,000 (subject to increase as set forth in Section 4.1(b))

by October 31, 2006	$1,000,000

by January 31, 2007	$1,000,000

by October 31, 2007	$1,000,000

by October 31, 2008	$500,000

(b) Notwithstanding anything else in this Agreement, the first $1,000,000 payment set forth in the chart in Section 4.1(a) shall be increased to $1,250,000 if Licensee fails to raise $5,000,000 in financing on or before January 31, 2006 to be used solely to develop and Commercialize Allowed Products, as verified to Licensor on or before February 10, 2006.

4.2 In consideration of the rights and licenses herein granted by Licensor to Licensee, Licensee shall pay to Licensor the following royalty on Gross Revenues:

Year of Agreement	Royalty Rate on Gross Revenues
1st through end of 5th	7.5%

6th through end of 10th	10.0%

11th and each year thereafter	12.5%

4.3 In further consideration of the rights and licenses herein granted by Licensor to Licensee, Licensee shall pay to Licensor the following recoupable, non-refundable, minimum royalty (“Minimum Royalty Payment”) for each year of the Agreement, payable within ten (10) days following the beginning of the applicable year as set forth below:

Year of Agreement	Minimum Royalty Payment

1st	$0

2nd	$0

3rd	$0

4th	$0

5th	$0

6th and for each year beyond	$250,000 each year

4.4 Any royalty payment to be made under Section 4.2 shall be applicable toward recoupment of only the Minimum Royalty Payment paid in the same year of the Agreement. When the aggregate Licensee royalty payments due under Section 4.2 for a given year exceed the Minimum Royalty Payment for that same year of the Agreement, Licensee shall pay Licensor any accrued, unpaid excess amount within thirty (30) days following the end of the calendar quarter. Such payments to Licensor shall be accompanied by a statement showing Gross Revenues on a country-by-country basis together with all information relevant to the computation of any royalties payable hereunder (including, but not limited to, the Allowed Products billed and collected broken down by sublicensee, category, product and price), and the payment amount due and payable pursuant to the terms of this Agreement.

4.5 All payments made hereunder shall be paid in United States dollars, and shall be made by wire transfer to the account specified by Licensor. To the extent any Gross Revenues are received in non-U.S. currency, royalty payments with respect to such Gross Revenues shall be paid in U.S. dollars converted from the non-U.S. currency at the rate of exchange quoted by The Wall Street Journal, on the last business day of the month in which the Gross Revenues giving rise to the royalty payment were received.

4.6 Licensee shall keep and shall require all sublicensees to keep complete, true and accurate records of all Gross Revenues, all sales, distribution, and other transfers of each Allowed Product, and all data necessary for the computation of payments to be made to Licensor hereunder for at least three (3) years following the period in which such obligation arose. Licensor, at Licensor’s expense, shall be given access to Licensee’s and sublicensees’ records, which shall be made available by Licensee at a single location in the continental United States, upon thirty (30) days written notice by Licensor, during reasonable business hours for the purpose of auditing them and verifying any payments (or lack thereof) made under this Agreement. Licensor may only conduct one (1) audit of Licensee per calendar year. Notwithstanding the previous statement, Licensee reserves the right to authorize Licensor additional audits beyond the one (1) per calendar year allowed; however, the terms under which these additional audits are conducted may differ from the terms specified in this Section 4.6. In the event that a discrepancy is determined to exist and such discrepancy is greater than five percent (5%) of the amount reported by Licensee, the costs incurred by Licensor for such audit shall be borne by Licensee, provided that if two consecutive audits (not necessarily of consecutive payment periods) disclose discrepancies of between 2% and 5% (inclusive), the costs incurred by Licensor for the second of such audits shall be borne by Licensee. If an audit reveals that Licensee has underpaid any owed amount to Licensor, Licensee shall immediately pay such unpaid or underpaid amount to Licensor, but if such payment is disputed in good faith by Licensee, Licensee may make such payment subject to a reservation of its rights.

4.7 Withholding tax, if any, levied on any royalty and/or on any other payments to be paid hereunder, will be paid by Licensee to the proper taxing authority and proof of payment will be sent to Licensor. Any such withholding tax paid by Licensee, may not be deducted from and/or credited against the royalty due to Licensor. In addition, payments made hereunder shall be exclusive of any VAT due and the end user is responsible to account for VAT under the self-reporting / reverse charge mechanism.

4.8 Licensee shall pay interest to Licensor on overdue payments at the lesser of one percent (1%) per month or the highest rate allowed by applicable law, until paid. Licensee shall be deemed in material breach of this Agreement in the event that any such sums are in arrears for more than sixty (60) days.

4.9 Licensee shall use best efforts to Commercialize each Allowed Product. Licensee shall use best efforts to fully develop the markets for each Allowed Product which has been Commercialized and within ninety (90) days from such date of Commercialization.

4.10 Licensor shall have the right, at any time, to inspect and investigate the manufacturing and processing units of Licensee (or any sublicensee) for the Allowed Products upon thirty (30) day prior written notice by Licensor to Licensee. This right to investigate also includes the right to investigate the running manufacturing processes for the Allowed Products in the manufacturing units.

4.11 Licensee shall provide Licensor with all information and evidence to be submitted to any regulatory authorities in connection with the approval requirements for each of the Allowed Products. Such information and evidence shall include, but is not limited to, the manufacturing protocols for the Allowed Products. Licensee shall inform Licensor about any amendments in said protocols within ten (10) days after submission of such, provided, however, that if such amendments in said protocols affect the Allowed Product or the application of the Technology on the Allowed Product then Licensee shall provide Licensor reasonable notice prior to such submission.

4.12 Licensee shall not attempt to or in fact sell, transfer, assign, or otherwise encumber any right or interest in the Agreement, the Technology, or the Trademarks, except for allowed sublicenses granted by Licensee in the ordinary and normal course of its business as proposed to be conducted as of November 4, 2004. Any and all sublicensees shall be contractually required not to sell, transfer, assign, or otherwise encumber any right or interest in any sublicense, the Technology, or the Trademarks.

4.13 Notwithstanding anything else in this Agreement, if Licensee pays Licensor an aggregate of $5 million in royalty payments under Section 4.2 (which amount does not include any other payment under this Agreement) prior to the end of year 10 of this Agreement, Licensee shall not be required to pay the Minimum Royalty Payments set forth in Section 4.3 from that point through the end of year 10 of this Agreement.

4.14 In any agreement that Licensee enters into with a third party regarding the Technology or Allowed Products, Licensee shall include written provisions ensuring that no third party is purported to be given greater rights or fewer restrictions with respect to the Technology or Trademarks than Licensee hereunder and fully preserving the rights that Clearant has with respect to such third parties as set forth in this Agreement. By way of some examples, but not in any respect limitations, any sublicense (and any sublicense of any sublicense, etc.) shall require sublicensee to agree in writing: to not pursue Technology-related business or provide incentives to the same extent as prohibited of Licensee in Section 3.7, to use best efforts to Commercialize Allowed Products as Licensee is required to do under Section 4.9, to agree to Licensor’s ownership of all developments as set forth in Section 7.1, to agree to the same confidentiality obligations as Licensee under Article 9, and to agree to the same indemnification obligations as Licensee under Article 11.

ARTICLE 5 — EQUITY INTEREST IN LICENSEE

5.1 Licensee shall grant Licensor, at no cost, a 10% preferred equity interest in Licensee based on a fully diluted post-equity financing basis calculation (including all common stock, preferred stock, and common stock equivalents, options, warrants, convertible securities, and similar securities) within fifteen (15) days after aggregate financing of at least $10,000,000 from unrelated third parties. Such preferred equity interest shall be issued in any one of the securities, at Licensor’s sole option, that Licensee has sold to raise financing of at least $10,000,000. If no such financing has occurred, Licensor, at its sole option, shall have the right to take such equity interest in any prior issued security of Licensee, at no cost.

5.2 In connection with Licensor’s equity interest granted in Section 5.1, Licensee shall be granted and have preemptive rights to maintain its ownership pro rata by investing capital with new investors (on the same terms) in connection with Licensee’s sales of additional equity securities. Licensor shall be granted and have other standard rights granted to the other investors in such financing, including without limitation registration rights, co-sale rights, and information rights.

ARTICLE 6 — LICENSOR’S FIRST REFUSAL, PURCHASE, AND
BOARD OBSERVATION RIGHTS

6.1 At Licensor’s request in its sole discretion, Licensee shall sell Licensee to Licensor for a purchase price of the Fair Market Value of Licensee upon each occurrence of any of the following:

(a) seven days before Licensee has a public offering;

(b) Licensee receives a commercially reasonable, unsolicited, written offer (including the identity of a third party and indicating its interest and the terms thereof) for the purchase of a Controlling Interest which the Board of Directors of Licensee intends to pursue; or

(c) the Board of Directors of Licensee solicits and receives a commercially reasonable indication of interest from a third party to purchase a Controlling Interest.

Before Licensee shall make a public offering, Licensee shall give Licensor one hundred twenty (120) days written notice of its intent to do so, for the purpose of Licensor being given a reasonable opportunity to determine the Fair Market Value of Licensee and whether to purchase Licensee. If within fourteen (14) days thereafter Licensor does not give written notice of its intent to make a Fair Market Value determination in connection with a decision whether to purchase under Section 6.1(a), Licensor shall not purchase Licensee in connection with such public offering. In the event of a third-party offer under Section 6.1(b) or indication of interest under Section 6.1(c), Licensee shall give Licensor written notice of such offer or indication of interest within ten (10) days after receipt thereof. If within fourteen (14) days after such notice Licensor does not give written notice of its intent to make a Fair Market Value determination in connection with a decision whether to purchase under Section 6.1(b) or 6.1(c), Licensor shall not purchase Licensee in connection with such offer or indication of interest; otherwise Licensor shall be given at least fourteen (14) days after a determination of Fair Market Value in connection with such offer or indication of interest to give notice of an intent to purchase under Section 6.1(b) or 6.1(c), and Licensee shall not engage in any transaction with the third party prior to the end of that period that may render more difficult or costly such purchase.

6.2 Beginning on the fifth (5th) anniversary of the Effective Date, Licensor shall have the right to purchase Licensee at a total purchase price equal to the Fair Market Value of Licensee.

6.3 If a particular determination of Fair Market Value under Section 1.6(b) results in the purchase of Licensee by Licensor, then the costs and fees relating the valuations by Investment Bank A, Investment Bank B, and Investment Bank C (whichever such valuations are conducted) shall be paid from the proceeds of the sale. If a particular determination of Fair Market Value under Section 1.6(b) does not result in the purchase of Licensee by Licensor, then Licensor shall bear the costs and fees of the valuation thereunder of Investment Bank A, Licensee shall bear the costs and fees of the valuation thereunder of Investment Bank B (if conducted), and the parties shall evenly share the costs and fees of the valuation thereunder of Investment Bank C (if conducted).

6.4 Licensee shall give Licensor reasonable notice of meetings of the Board of Directors of Licensee and the opportunity for a representative chosen by Licensor to attend such board meetings as a non-voting observer. Licensee shall also provide Licensee’s representative with the same information, at the same time, as is provided to Board members.

ARTICLE 7 — INTELLECTUAL PROPERTY

7.1 Licensor shall be the owner of any and all intellectual property related to or resulting from the Technology, the licenses granted by this Agreement and sublicenses resulting therefrom, the irradiation of biologics, and the Clearant Process, including without limitation the conditions under which the Clearant Process may be carried out, and any improvements thereto, regardless of what person or entity discovers or develops them. This includes, but is not limited to, patents and patent applications, any and all unpatented inventions (whether or not patentable), copyrights, trade secrets, tangible research property, technical data and other information and intellectual property solely or jointly conceived, made, reduced to practice, or learned by Licensee, sublicensees, and/or venturers with Licensee or sublicensees.

7.2 Licensee shall, within the Territory, protect and maintain the validity and enforceability of the Technology and Trademarks, and shall not allow any of the Technology or Trademarks to be abandoned, forfeited, or dedicated to the public without the written consent of Licensor. Licensee shall monitor the Territory for, and promptly provide written notification to Licensor in the event of, any third party infringement or misappropriation, or possible infringement or misappropriation, of the Technology or Trademarks in whole or in part. Upon receipt of such notice, Licensor shall have the right (but not the obligation), in its sole discretion, to take action against actual or suspected infringers or other violators and any and all recoveries resulting from such actions by Licensor shall be retained by Licensor. Any and all costs and expenses, including but not limited to legal fees, for acquisition, maintenance, litigation of, or other protection of, rights in or to the Technology or Trademarks in the Territory shall be borne by, or if initially paid by Licensor promptly reimbursed by, Licensee as they are incurred. In the event of any monetary recovery by Licensor in a litigation or proceeding covered by this Section 7.2, Licensee shall be entitled to have any moneys it actually paid in connection with the litigation or proceeding reimbursed from any net moneys, if any, actually received after Licensor has been reimbursed for any and all fees and expenses it has paid or incurred in connection with obtaining the proceeds.

7.3 Licensee shall report to Licensor, promptly and in written detail, each claim of patent infringement made or threatened by a third party against Licensee as a result of Licensee’s manufacture, use or sale of the Allowed Products.

ARTICLE 8 — NON-SOLICITATION AND NON-COMPETE

8.1 During the Term and for two (2) years thereafter, Licensee shall not directly or indirectly encourage, solicit, recruit, or hire, or assist others to directly or indirectly encourage, solicit, recruit, or hire, any full- or part-time employee, or director of Licensor that (i) is then working for or with Licensor in any capacity or (ii) had been working for or with Licensor in any capacity any time during the one-year period before such encouraging, solicitation, recruiting, or hiring. Notwithstanding the previous sentence, Licensor consents to Licensee recruiting and hiring William Drohan, Randy Kent, Billy Burgess, Shirley Miekka, and/or Martin MacPhee, provided that, absent written consent from Licensor, Licensee shall not communicate with William Drohan, Randy Kent, Martin MacPhee, or any other Clearant employee for at least thirty (30) days after the Effective Date in connection with an actual or possible position with Licensee. Notwithstanding the foregoing, Licensor consents to Licensee utilizing consultants who are working for or with Licensor who are not current or prior employees or directors of Licensor, provided that Licensee’s good-faith use of such consultants (limited exclusively to a consulting role) does not interfere with any of the consultant’s obligations to Licensor, or cause any disruption whatsoever in the business of Licensor. As an example, suppose consultant John agrees to attend a meeting on behalf of Licensor. If Licensee needed consultant John to complete a task during the time John would be attending Licensor’s meeting, under these terms, Licensee must defer and require John to complete the task around his schedule with Licensor. If Licensee desires to utilize a consultant in a role beyond consulting (i.e. hiring to a full- or part-time basis), it may only do so after receiving the express written permission of Licensor.

8.2 During the Term and for two (2) years thereafter, Licensee shall not directly or indirectly call on, take phone calls from, meet, or otherwise solicit business from, any actual or potential customer of Licensor known by Licensee to be targeted by Licensor outside the Territory, or assist others to do so. Licensee acknowledges that such actual and potential customers include, but are not limited to, CSL Limited and its subsidiaries or affiliated entities (including without limitation the companies in the CSL Group).

8.3 The obligations set forth in Sections 8.1 — 8.2 are essential elements of this Agreement. Licensee is receiving adequate consideration in exchange for these obligations (and all other obligations in the Agreement) and these obligations are reasonable and necessary in order to protect the legitimate rights and interests of Licensor in its intellectual property, its confidential and proprietary information, and otherwise.

ARTICLE 9 — CONFIDENTIALITY

9.1 The recipient of Confidential Information under or in connection with this Agreement from the other party shall treat such Confidential Information so as to preserve its confidentiality, with at least that level of care that the recipient treats its own Confidential Information. Access to the Confidential Information shall be limited to employees of the recipient who have the need to know the information to effectuate the purpose of this Agreement and who are under a written obligation of confidentiality to the recipient at least to the same extent as the recipient is bound under this Agreement.

9.2 The obligations set forth in Section 9.1 do not apply to Confidential Information when, after, and only to the extent it:

(a) was known to the recipient before disclosure under this Agreement as evidenced by written records created and dated prior to the disclosure under this Agreement, an issue upon which the recipient shall bear the burden of proof;

(b) is or becomes a matter of public knowledge through no fault of the recipient, an issue upon which the recipient shall bear the burden of proof;

(c) is disclosed by the recipient with the prior written approval of the party disclosing the information;

(d) is disclosed to the recipient by a third party with the lawful right to disclose the Confidential Information without a duty of confidentiality, where the third party lawfully obtained the information independently of either party to this Agreement, an issue upon which the recipient shall bear the burden of proof; or

(e) is disclosed as required by law after taking reasonable steps to inform the disclosing party and providing an opportunity to object or otherwise act.

9.3 All Confidential Information furnished under this Agreement shall be and remain the exclusive property of the disclosing party except as otherwise provided by Section 7.1, and the receiving party shall promptly return to the disclosing party, upon the disclosing party’s request, all documents, samples and other material in the possession, custody or control of the receiving party that bear or incorporate any part of the Confidential Information, including all copies made by the receiving party; provided that the receiving party may retain one copy for the purposes of complying with this Agreement.

ARTICLE 10 — REPRESENTATIONS AND WARRANTIES

10.1 Licensor hereby represents and warrants to Licensee that:

(a) it has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder and to grant the licenses provided hereunder;

(b) it has not, prior to the Effective Date of this Agreement, entered into any agreement or otherwise granted any now existing, or agreed to grant any future, license, right or privilege that conflicts in any way with this Agreement; and

(c) it has and will maintain, for at least three (3) years after the termination of this Agreement, commercial general liability insurance, including products liability coverage, covering conduct it may undertake, products it may manufacture or sell, and events that may occur in connection with or relating to its compliance with its conduct and/or obligations under this Agreement, in an amount and nature adequate and reasonable under the circumstances and commensurate with such insurance as is customary in the industry in connection with similar risks and agreements.

10.2 Licensee hereby represents and warrants to Licensor that:

(a) it has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder;

(b) this Agreement does not conflict with Licensee’s obligations under any other agreement or law;

(c) to its knowledge, neither the preparation nor the sale or distribution of the Allowed Products will infringe or otherwise conflict with any laws or any rights of any third party;

(d) it has and will maintain, for at least three (3) years after the termination of this Agreement, commercial general liability insurance, including products liability coverage, covering conduct it may undertake, products it may manufacture or sell, and events that may occur in connection with or relating to its compliance with its conduct and/or obligations under this Agreement, in an amount and nature adequate and reasonable under the circumstances and commensurate with such insurance as is customary in the industry in connection with similar risks and agreements;

(e) Licensee shall not use any confidential or proprietary information of Licensor known to any current or former employee of Licensor (including but not limited to William Drohan and Martin MacPhee) other than Confidential Information and/or Technology provided to or licensed to Licensee under this Agreement; and

(f) it will use all commercially reasonable efforts to raise $5,000,000 in financing on or before January 31, 2006 to be used solely to develop and Commercialize Allowed Products, and provide proof to Licensor of such financing on or before February 10, 2006, these dates being material and of the essence.

10.3. LICENSOR EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSOR PATENT AND TECHNOLOGY RIGHTS ARE PROVIDED “AS IS.” LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES THAT THE RIGHTS AND LICENSES GRANTED BY LICENSOR TO LICENSEE HEREUNDER CONSTITUTE ALL RIGHTS AND LICENSES NECESSARY OR DESIRABLE TO PROCESS, MANUFACTURE OR TRANSFER THE ALLOWED PRODUCTS.

10.4. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST OR ANTICIPATED REVENUES OR PROFITS) FOR ANY CLAIM RELATING TO THIS AGREEMENT, OR FOR DAMAGES OR OTHER MONIES, INDIVIDUALLY OR IN THE AGGREGATE, EXCEEDING THE AMOUNTS ACTUALLY PAID TO LICENSOR HEREUNDER IN THE TWELVE-MONTH PERIOD PRECEDING ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF LICENSOR IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME. LICENSEE ACKNOWLEDGES AND AGREES THAT ANY SUCH PAYMENT BY LICENSOR SHALL BE THE SOLE AND FINAL REMEDY IN EXHAUSTION OF AND IN PLACE OF ALL OTHER REMEDIES HEREUNDER AND THAT SUCH REMEDY SHALL NOT BE DEEMED OR ALLEGED BY LICENSEE TO BE INSUFFICIENT OR TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. IN NO EVENT SHALL LICENSEE BE LIABLE TO LICENSOR FOR ANY SPECIAL CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES OR FOR THE LOSS OF PROFITS ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY ACTS OR OMISSIONS ASSOCIATED HEREWITH.

10.5 IN NO EVENT SHALL LICENSOR BE LIABLE TO ANY SUBLICENSEE FOR ANY REASON OR GROUND WHATSOEVER RELATING TO ANY SUBLICENSE, THIS AGREEMENT, LICENSEE, THE TECHNOLOGY, THE CLEARANT PROCESS, OR THE TRADEMARKS. EACH AND EVERY SUBLICENSEE SHALL WAIVE ANY WAIVABLE RIGHTS AND CLAIMS OF SUCH KINDS AGAINST LICENSOR IN WRITING, AND SHALL EXECUTE A WRITTEN COVENANT NOT TO SUE LICENSOR WITH RESPECT TO SUCH MATTERS, AS A MATERIAL CONDITION OF ANY SUBLICENSE.

ARTICLE 11 — COMPLIANCE, INDEMNIFICATION AND INSURANCE

11.1 Licensee shall indemnify, defend, and hold harmless Licensor and its affiliated companies and its and their respective officers, directors, agents and employees from and against all third party liabilities, demands, damages, expenses and losses (including reasonable attorneys’ fees) arising out of or in connection with (a) Licensee’s breach of the representations, warranties, obligations and covenants under this Agreement, (b) the manufacture, use, distribution and/or sale of any and all Allowed Products (the “Indemnified Losses”), or (c) any lawsuit or other proceeding brought by any sublicensee that is disallowed under the language of Section 10.5, except to the extent indemnified by Licensor pursuant to Section 11.4.

11.2 Licensee shall use best efforts in a timely fashion to conduct all of its operations in relation to Allowed Products in accordance with all applicable laws, regulations, requirements, and other standards, which may be in effect from time-to-time, of all pertinent governmental authorities, including, without limitation, standards for the validation and processing of Allowed Products.

11.3 Licensee shall exercise a reasonable standard of care in conducting its activities relating to Allowed Products and Technology, including without limitation any sublicensing, testing, manufacture, packaging, marketing, advertising, distribution and sale.

11.4 Licensor shall indemnify, defend, and hold harmless Licensee and its affiliated companies and its and their respective officers, directors, agents and employees from and against all Indemnified Losses resulting from Licensor’s breach of the representations, warranties, obligations and covenants under this Agreement.

ARTICLE 12 — TERM AND TERMINATION

12.1 The Term of this Agreement shall be from the Effective Date through and including the twentieth (20th) anniversary of the Effective Date, unless and until this Agreement is terminated earlier in accordance with the provisions of Article 12. If at the end of the twentieth (20th) anniversary of the Effective Date this Agreement has not been terminated, it shall automatically be extended for up to three (3) additional ten-year terms, each of which shall take effect automatically if the Agreement has not been terminated as the preceding term comes to an end.

12.2 This Agreement may be terminated by either party upon written notice in the event that the other party:

(a) materially breaches the Agreement, in which case the Agreement may be terminated in accordance with Section 12.3;

(b) files a petition for insolvency, bankruptcy or liquidation or the commencement of any such proceeding against either party that is not discharged within ninety (90) days thereafter;

(c) makes a general assignment for the benefit of its creditors;
(d) ceases to conduct its business; or
(e) has a receiver appointed for it or its business.

12.3 Upon any curable material breach or default by either party under this Agreement, this Agreement may be terminated, by the other party upon sixty (60) days written notice to the breaching or defaulting party (“Notice Period”), provided that with respect to a breach or default for non-compliance with the standard operating procedures or the process for changes thereto under Articles 2, 3 or 4, the Notice Period shall be ten (10) days. Such notice shall become effective at the end of such Notice Period, unless such breach or default is cured during such Notice Period. Upon any material breach or default by either party under this Agreement that cannot reasonably be cured, or upon a party’s breach of any warranty under this Agreement, this Agreement may be terminated by the other party immediately upon notice. In the event Licensee fails to cure a breach for non-payment under Section 4.1 within the Notice Period, Licensor’s sole remedy shall be cancellation of the license.

12.4 Upon termination of this Agreement, Licensee shall immediately cease developing, making, having made, using, promoting, processing, producing, marketing, representing, offering for sale or distribution, selling, distributing, importing, or exporting Allowed Products, and all rights and licenses granted to Licensee hereunder shall automatically and immediately terminate.

12.5 Notwithstanding anything else in this Agreement, this Agreement may be terminated by Licensor upon written notice if:

(a) Licensee or any sublicensee fails to conform to applicable standards, regulations, or guidelines of any applicable governmental agency, resulting in a suspension of manufacturing or sales of Allowed Products or use of the Technology, and fails to cure such failure and resume manufacturing or sales within thirty (30) days after notice thereof;

(b) any Allowed Product that is materially harmful or unsafe to intended recipients if used as intended is made available to an end user, and Licensee fails to effect a successful Cure within eighteen (18) days after Licensee becomes aware (through notice or otherwise);

(c) Licensee fails to effect a successful Cure of a violation of the Quality Standards within eighteen (18) days after Licensee becomes aware (through notice or otherwise) of the violation;

(d) a governmental, regulatory, or self-governing agency or entity determines that any Allowed Product is materially harmful or unsafe, and Licensee fails to effect a successful Cure within eighteen (18) days after Licensee becomes aware (through notice or otherwise);

(e) Licensee uses any of the Trademarks in any way, or with any product or service, likely to diminish or damage the Trademarks or brand image of Licensor or the Technology, and the same or similar use continues or occurs more than ten (10) days after Licensee becomes aware (through notice or otherwise); or

(f) Licensee fails to notify Licensor in writing the details of any violation of the Quality Standards that Licensee or any sublicensee becomes aware of (through notice or otherwise), within five (5) days after Licensee or any sublicensee becomes aware of the violation. Although Licensee will use its reasonable best efforts to ensure all sublicensees conform to the applicable Quality Standards, in the event Licensee becomes aware that a sublicensee has failed to inform Licensee of a Quality Standards violation, Licensee shall not be in breach of this Agreement if it enacts a Cessation Cure with respect to the sublicensee and applicable violation within three (3) days after discovery of the violation.

12.6 The expiration or termination of this Agreement shall not affect any rights or obligations of the parties under this Agreement that are intended by the parties to survive such expiration or termination or which have accrued prior to such expiration or termination. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive expiration or termination hereof: Section 2.3, Sections 4.1 — 4.8, Article 5, Article 6, Article 7, Article 8, Article 9, Article 10, Section 11.1, Section 11.4, and Section 13.11. In addition, any other provision required to interpret and enforce the parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

12.7 If Licensee is a party to any claim against Licensor for infringement, invalidity, unenforceability or the like relative to any of the Technology or opposes the issuance of any of Licensor’s patents included within the Technology, Licensor shall have the option to immediately terminate this Agreement and upon such termination Licensee shall immediately cease developing, making, having made, using, promoting, processing, producing, marketing, representing, offering for sale or distribution, selling, distributing, importing, or exporting Allowed Products, and all rights and licenses granted to Licensee hereunder shall automatically and immediately terminate.

ARTICLE 13 — MISCELLANEOUS

13.1 This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties hereto and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties relating to the subject matter of this Agreement.

13.2 Other than with respect to an obligation solely to pay money, any material breach of this Agreement by Licensee will cause, and constitutes, irreparable harm to Licensor for which Licensor has no adequate remedy at law, and thus any such material breach would entitle Licensor to injunctive and preliminary injunctive relief to enforce this Agreement and/or protect its intellectual property, in addition to damages and any other available remedies.

13.3 This Agreement may be amended, and any of its terms or conditions may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by a written instrument executed by the waiving party. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same provision in connection with subsequent performance of such provision. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

13.4 Any delay in or failure of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent such delay or failure is caused by an occurrence or occurrences beyond the reasonable control of the party affected, including but not limited to acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; illness; death; incapacity; disability; wars; terrorism; rebellion and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

13.5 Any notice required or permitted to be given hereunder shall be mailed by registered or certified mail return receipt requested or by overnight courier or delivered by hand to the party to whom such notice is required or permitted to be given. Delivery of any notice shall be deemed to have occurred upon receipt of such notice.

All designations and written disclosures of Confidential Information, and reports sent hereunder, to Licensor shall be addressed as follows:

Clearant, Inc.
11111 Santa Monica Blvd., Suite 650
Los Angeles, CA 90025
Attn: Andrew Jacobson

All notices to Licensor shall be addressed as follows:

Clearant, Inc.
11111 Santa Monica Blvd., Suite 650
Los Angeles, CA 90025
Attn: Donald Lewis

All designations and written disclosures of Confidential Information, and reports sent hereunder, to Licensee shall be addressed as follows:

TriStar Bioventures International
1505 Gilman Blvd. NW,
Suite #4A
Issaquah, WA 98027
Attn: Eric Luttio

All notices to Licensee shall be addressed as follows:

TriStar Bioventures International
1505 Gilman Blvd. NW,
Suite #4A
Issaquah, WA 98027
Attn: Eric Luttio

Each party may change its foregoing information for receiving notices and disclosures hereunder upon seven (7) days written notice to the other.

13.6 This Agreement shall not be assignable by any party without the written consent of the non-assigning party. Notwithstanding the preceding sentence or anything else in this Agreement, Licensor may assign or transfer its rights and obligations under this Agreement to a party that succeeds to all or substantially all Licensor’s business or assets whether by sale, merger, operation of law or otherwise; provided that any such assignee or transferee agrees in writing prior to the assignment or transfer that upon the assignment or transfer it shall be fully bound by the terms and conditions of this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assignees, including without limitation those resulting from sale, merger, or otherwise.

13.7 Each party hereto is an independent contractor and not a joint venturer, principal, agent or partner of the other, and neither shall enter into or have the right to enter into any agreement, shall incur or commit or have the right to incur or commit the other in any manner, or shall make or have the right to make any representation on behalf of the other, without the prior written consent of such other.

13.8 Licensor and Licensee acknowledge that if Licensor as a debtor in possession or through a trustee in bankruptcy in a case under the Bankruptcy Code rejects the Agreement, Licensee may elect to retain rights under the Agreement as provided in, and in accordance with, Section 365(n) of the Bankruptcy Code. In such event, upon written request of the Licensee to Licensor or the Bankruptcy Trustee, Licensor or such Bankruptcy Trustee shall not interfere with the rights of Licensee as retained under and in accordance with Section 365(n) of the Bankruptcy Code.

13.9 The language used in this Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent. Neither party shall be deemed or considered to be the sole or primary drafter, and no rule of strict construction for or against either party shall apply to any term, condition, or provision of this Agreement. Each party had the benefit of counsel in negotiating, drafting, reviewing, and understanding this Agreement, and is freely executing this agreement after all such consideration, review, and advice as it believes appropriate.

13.10 The headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. In this Agreement, the words “include” and “including” shall be deemed to be followed by “without limitation,” the words “hereof” and “herein” and “hereunder” refer to this Agreement as a whole, and the singular includes the plural and vice versa.

13.11 If any provision or provisions of this Agreement (or any portion or portions thereof) are held to be invalid, void, illegal, or unenforceable for any reason by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired and shall continue in full force and effect, and the provisions of this Agreement shall be construed and interpreted, to the fullest extent legally possible, to give effect to the intent of any provision or portion held invalid, void, illegal or unenforceable.

13.12 In any action or proceeding arising out of or relating to this Agreement or any party’s rights under or in connection with this Agreement, the court or other ruling authority shall determine which party, if either, is the prevailing party for the purpose of awarding attorneys fees (or whether no party was the prevailing party for such purposes), and shall award such prevailing party, if any, its reasonable attorneys fees and expenses.

13.13 This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without consideration of its choice of law rules. Any lawsuit or other proceeding arising out of or under this Agreement shall be filed in the United States District Court for the Central District of California, which the parties acknowledge and agree shall have jurisdiction over the issues and the parties and shall be an appropriate venue, and the parties shall and do submit themselves to the jurisdiction of such court for purposes of this Agreement and waive any waivable right to make any objection to such court based on jurisdiction, venue, or otherwise.

13.14 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of Licensor and Licensee, as applicable.

CLEARANT, INC. TRISTAR BIOVENTURES INTERNATIONAL

	/s/ Alain Delongchamp		/s/ Eric Luttio

Name: Title: Date:	Alain Delongchamp Chief Executive Officer April 8, 2005	Name: Date:	Eric Luttio Title: Chief Executive Officer April 8, 2005

	/s/ Donald Lewis		/s/ Anthony Salter

Name: Title: Date:	Donald Lewis Chief Financial Officer April 8, 2005	Name: Title: Date:	Anthony Salter Vice-President of Business Development April 8, 2005

Schedule 1

Allowed Products

Pharmaceutical products

Blood products

Allograft tissue implants

Nutraceuticals

Cosmetic products

Food products

Veterinary products